[NETMANAGE LOGO]

                                        March 28, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington D.C. 20549


Ladies and Gentlemen:


NetManage, Inc, a Delaware corporation (the "Company"), has received a representation letter from Arthur Andersen LLP ("Andersen"), the Company's independent public accountants, in connection with the issuance of Andersen's audit report included within this filing on Form 10-K. In its letter, Andersen has represented to us that its audits of the consolidated balance sheets of the Company and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 2001, were subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagements were conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct relevant portions of the audits.


                                             Very truly yours,


                                             /s/ Michael R. Peckham
                                             Michael R. Peckham
                                             Chief Financial Officer,
                                             Senior Vice President, Finance